UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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HICKORY TECH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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221 East Hickory Street

P.O. Box 3248

Mankato, MN 56002-3248

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS TO BE HELD ON

MONDAY, APRIL 24, 2006

The Annual Meeting of the Shareholders of HickoryTech Corporation (“HickoryTech”) will be held at the Mankato Civic Center, located at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, Minnesota, on

Monday, April 24, 2006 at 2:00 p.m., Central Time, for the following purposes:

1.  To elect three directors to serve for ensuing three-year terms;

2.  To authorize a change in the maximum age at which a HickoryTech director can stand for election; and

3.  To transact such other business as may properly come before the meeting or at any adjournment thereof.

The Board of Directors has fixed the close of business on March 1, 2006, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

BY ORDER OF THE
BOARD OF DIRECTORS
HICKORYTECH CORPORATION

Starr J. Kirklin – Board Chair

Mankato, Minnesota

March 10, 2006

IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR TAKE ADVANTAGE OF THE OPTION TO VOTE BY TELEPHONE OR INTERNET.  IF YOU CHOOSE TO RETURN THE PROXY CARD BY MAIL, WE HAVE ENCLOSED AN ENVELOPE, FOR WHICH NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.  TO VOTE BY PHONE OR INTERNET, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY VOTING CARD.  IF YOU DECIDE TO ATTEND THE MEETING AND VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY.

HICKORYTECH CORPORATION

221 East Hickory Street

P.O. Box 3248

Mankato, MN 56002-3248

March 10, 2006

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MONDAY, APRIL 24, 2006

SOLICITATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of HickoryTech Corporation (“HickoryTech” or “Company”) for use at the Annual Meeting of Shareholders of HickoryTech (“Annual Meeting”) to be held at the Mankato Civic Center, located at 1 Civic Center Plaza (at the corner of Riverfront Drive and Hickory Street) in Mankato, Minnesota on Monday, April 24, 2006, at 2:00 p.m. (Central Time) or at any adjournment thereof.  All properly executed proxies will be voted at the meeting. This proxy statement and the enclosed proxy card are being first mailed to shareholders on or about March 10, 2006.

REVOCABILITY OF PROXY

A shareholder’s proxy may be revoked by that shareholder at any time before it is exercised by filing a later dated proxy (by mail, telephone or Internet) or a written notice of revocation with HickoryTech’s Secretary, or by voting in person at the meeting.  Unless so revoked, properly executed proxies will be voted in the manner set forth in this proxy statement or as otherwise specified by the shareholder giving the proxy.

ANNUAL REPORT

The Annual Report of HickoryTech for the fiscal year 2005, including the Securities and Exchange Commission (“SEC”) Form 10-K, is enclosed in the envelope containing this proxy statement.

VOTING

Each shareholder of record at the close of business on March 1, 2006, is entitled to one vote for each share of common stock held. As of that date, 13,133,928 shares were outstanding.

For each share held, shareholders may cast one vote for the proposal to amend the HickoryTech Bylaws.  For each share held, shareholders may cast one vote for each of the three directorships to be filled at this meeting.  If you do not wish your shares to be voted for a particular nominee, please so indicate in the space provided on the proxy card.  Shareholders can vote their shares by toll-free telephone call or Internet as an alternative to completing and mailing the enclosed proxy card.  The procedures for telephone and Internet voting are described on the proxy card.  The telephone and Internet voting procedures are designed to verify shareholders’ identities, allow shareholders to give voting instructions and confirm that their instructions have been recorded properly.  Shareholders who vote by telephone or Internet should not return a proxy card by mail.

A majority of the outstanding shares must be represented in person or by proxy in order to consider the items of business at the meeting.  Abstentions will be counted as present or represented at the meeting for purposes of determining whether a quorum exists and calculating the number of votes cast, but will be deemed not to have been voted in favor of the matter with respect to which the proxy authority has been withheld.  Broker non-votes with respect to any matter brought to a vote will be treated as present and entitled to vote for purpose of the presence of a quorum, but will not be considered as present and entitled to vote for purposes of determining whether the requisite vote has been obtained and, therefore, will have no effect on the outcome of any such matter.

A plurality of the voting power of the shares present or represented at the meeting and entitled to vote at a meeting at which a quorum is present is required for the election of each director.  Additionally, a majority of the voting power of the shares present or represented at the meeting and entitled to vote at a meeting at which a quorum is present is required for the approval of the Bylaws amendment.

ITEMS REQUIRING YOUR CONSIDERATION

The following items in this proxy statement require your consideration and approval:

1.              Election of three directors for three-year terms.  See below.

2.              Approval to change the maximum age at which a HickoryTech director can stand for election from age 70 to age 72.  See page 4.

3.              Ratification of such other business as may properly come before the meeting or any adjournment thereof.

PROPOSAL 1:
ELECTION OF DIRECTORS

There are currently ten directors on HickoryTech’s Board of Directors. With the exception of Robert D. Alton, who served as the Company’s President and Chief Executive Officer from 1993 to 2002, and John E. Duffy, who currently serves as HickoryTech’s President and Chief Executive Officer, all directors are deemed to be independent under applicable NASDAQ rules.  The directors are divided into three classes; each class of directors serves a three-year term. Three directors will be elected at the Annual Meeting.  The terms of directors Lyle T. Bosacker, Myrita P. Craig, and John E. Duffy expire in 2006; and the Board of Directors has nominated Messrs. Bosacker and Duffy, and Ms. Craig for re-election to the Board for three-year terms.   Proxies may not be voted for more than three nominees.

Mr. Robert E. Switz provided HickoryTech Corporation with a notice of resignation from the Company’s Board of Directors, effective as of April 24, 2006, the date set for the Annual Meeting.  Mr. Switz has resigned from the Company’s Board due to his employer’s, ADC Telecommunications, Inc., guidelines that restrict the number of public company boards on which he may serve.  Pursuant to the HickoryTech Bylaws, the Board is currently in the process of conducting a search for a new director to fulfill the remainder of the term of the directorship vacated by Mr. Switz.

The following table sets forth information, as of February 28, 2006, including business experience during the past five years, as to the nominees for election and as to the other directors.

TERMS ENDING IN 2006 AND NOMINEES FOR

TERMS ENDING IN 2009

LYLE T. BOSACKER has served as a director since 1988.  Mr. Bosacker, age 63, retired as President of CEO Advisors, Inc. in 2004.  CEO Advisors provides management consulting and information system planning services.  Mr. Bosacker served as the Director of Corporate Information Services for International Multifoods from 1991 to 1993 and as its Director of Corporate Information Systems Planning from 1987 to 1991.

MYRITA P. CRAIG has served as a director since 1998 and as Chairman of the HickoryTech Board from January 2003 to December 2004.  Since 1999, Ms. Craig, age 51, has served as CEO of Sapientia Consulting Inc., which provides management consulting and strategic planning services.  She is currently engaged with the Greater Cincinnati Chamber of Commerce as Vice President, Small Business Development.  Prior to establishing the consulting firm, Ms. Craig was employed by Cincinnati Bell, Inc. from 1984 to 1999.  She served as its Vice President, Customer Sales and Service and had assignments in strategic planning, corporate development and operations.  Cincinnati Bell, Inc. is a provider of telecommunications services.

JOHN E. DUFFY has served as a director and the President and Chief Executive Officer of HickoryTech since July 2002.   Prior to joining HickoryTech, Mr. Duffy, age 56, was employed by Verizon Communications for twenty-nine years where he held various executive level sales and marketing positions, including Director of Business Sales and Service from 2000 to 2001, Director of Consumer & Small Business Sales and Service from 1999 to 2000, and Assistant Vice President of Channel Sales and Engineering from 1997 to 1999.  Verizon Communications is a provider of telecommunications services.

TERMS ENDING IN 2007

JAMES H. HOLDREGE has served as a director since 1992.  Mr. Holdrege, age 67, retired as General Manager and Chief Operating Officer at Electric Machinery Company, a subsidiary of Ideal Electric, in 2001.   Electric Machinery manufactures and services electric motors and generators around the world.  Prior to that, Mr. Holdrege served as the General Manager of KATO Engineering Division, Caterpillar Corporation where he had been employed since 1984.

LYLE G. JACOBSON has served as a director since 1989.  Mr. Jacobson, age 64, has served as the President and Chief Executive Officer of Katolight Corporation in Mankato, Minnesota since 1985.  Katolight Corporation is a manufacturer of diesel and gas powered electrical generator sets and generator controls.

STARR J. KIRKLIN has served as a director since 1989 and as Chairman of the Board since 2004.  Mr. Kirklin, age 69, retired as President of First Bank, Mankato in 1996.  He served as the Interim Vice President of University Advancement at Minnesota State University, Mankato from May to November 2000 and from May 2002 to July 2003.

TERMS ENDING IN 2008

ROBERT D. ALTON, JR. has served as a director since 1993.  Mr. Alton, age 57, served as President, Chief Executive Officer and Chairman of the Board of HickoryTech from 1993 to 2002.  Prior to joining HickoryTech, Mr. Alton served as President of Telephone Operations for Contel Corporation and was employed in various executive and financial capacities at Contel Corporation for twenty-one years.  Contel Corporation was a provider of telecommunications services.

JAMES W. BRACKE has served as a director since 2004.  Mr. Bracke, age 58, has been Vice President for EPIEN Medical since 2005. EPIEN Medical is a privately–held medical device company focused on developing, manufacturing and marketing agents for skin disorders.  From 1981 to 2004, Mr. Bracke was President and CEO of Lifecore Biomedical, Inc., which manufactures and sells dental implant systems, products and medical grade materials used in healthcare.

R. WYNN KEARNEY, JR. has served as a director since 1993.  Dr. Kearney, age 62, has been in private practice since 1972 with the Orthopaedic & Fracture Clinic, P.A. with offices in southern Minnesota, and is its senior surgeon.  Dr. Kearney is an Associate Clinical Professor of the University of Minnesota Medical School and a minority owner of the Minnesota Timberwolves NBA basketball team.  He is also a director of Exactech, Inc. of Gainesville, Florida.

ROBERT E. SWITZ has served as a director since 1999.  Mr. Switz, age 59, has been employed by ADC Telecommunications, Inc. since 1994.  He is currently its Chief Executive Officer and President.  He was its Executive Vice President and Chief Financial Officer from 2001 to 2003, its Senior Vice President and Chief Financial Officer from 1997 to 2001, and its Vice President and Chief Financial Officer from 1994 to 1997.  ADC is a leading supplier of network infrastructure products and services.  Prior to his employment at ADC, Mr. Switz worked for Burr-Brown Corporation, a multinational manufacturer of precision microelectronics and systems products, where he served in a variety of financial and management positions including Vice President, European Operations, Ventures and Finance from 1988 to 1994.  Mr. Switz also serves as a director of Broadcom Corporation and the Telecommunications Industry Association (TIA).  As discussed earlier, Mr. Switz will be resigning as of April 24, 2006 and the Board will be filling that vacancy.

The Board of Directors Recommends that the Shareholders Vote for all Nominees

You may vote for all, some or none of the nominees for election to the Board.  Unless authority to vote is withheld, the persons named as proxies will vote FOR the election of each of the above-listed nominees.  If any of the nominees are not candidates for election at the meeting, which is not presently anticipated, the persons named as proxies will vote for such other person or persons as they may, in their discretion, determine.

PROPOSAL 2:

AMENDMENT OF BYLAWS

Reasons For and Effect of Amendment

HickoryTech has determined that it is in the best interests of the Company to amend Section 2.01 of the Bylaws to change the maximum age at which a director may stand for election from 70 years to 72 years of age.  This proposal is being made pursuant to Section 302A.181 of the Minnesota Business Corporation Act, which requires that the shareholders approve any changes to the Bylaws affecting the qualifications of directors.  The Board believes this change reflects the general trend of people staying healthier and working to a later age.

The Board of Directors Recommends that the Shareholders Vote to Approve the Bylaw Amendment

The affirmative vote of a majority of the shares of common stock represented in person or by proxy at the Annual Meeting and entitled to vote is required for approval to change the maximum age at which a director can stand for election from age 70 to 72. The Board of Directors recommends a vote FOR approval of the amendment to the Company’s Bylaws.

COMPENSATION OF DIRECTORS

The directors are paid a $15,000 annual retainer.  Directors have the option to receive $10,000 of this annual retainer in cash or in shares of HickoryTech common stock, and $5,000 of the retainer is paid solely in shares of HickoryTech common stock.  In addition, directors receive $750 for each Board and committee meeting they attend.  These fees are waived if the director is a paid employee of HickoryTech.  Beyond the meeting fees and annual retainers, the directors receive a $500 per day payment for non-Board or non-committee meetings associated with company business or required training sessions.

The Board Chair, who is not an employee of HickoryTech, receives an additional annual retainer of $24,000, which may be paid in cash or shares of HickoryTech common stock.

The Chair of the Audit Committee receives an additional $4,000 annual retainer and the Chair of the Compensation Committee receives an additional $2,000 annual retainer.  These additional retainers became effective January 1, 2006 and are paid quarterly in cash.

Directors who leave the Board will continue to receive their annual Board retainer, at the same rate, for three years after leaving the Board if they have served three consecutive Board terms, or, regardless of the length of service, after the occurrence of certain change in control and related events concerning HickoryTech.

The shareholders approved a Directors’ Incentive Plan in 2005.  Under this Plan, each director is eligible to receive shares of HickoryTech common stock, at fair market value, if HickoryTech meets pre-established objectives.  On February 15, 2006, the directors were each awarded 1,000 shares of HickoryTech common stock for meeting the 2005 pre-established objective.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

During fiscal year 2005, the Board of Directors held ten meetings.  Eight of the meetings were regularly scheduled, and two of the meetings were special meetings.  HickoryTech’s Board is led by a Chair who is not an employee of HickoryTech.  HickoryTech has five Board Committees.

The Audit Committee consists of Messrs. Bracke, Holdrege and Switz and Ms. Craig.  The Audit Committee reviews internal controls of HickoryTech and its financial reporting, and meets with the independent auditors on these matters.  It has the sole authority to appoint, review and discharge HickoryTech’s independent auditors.  The Audit Committee was established in accordance with Section 3(a)(58)(B) of the Securities Exchange Act of 1934 (“Exchange Act”).  Mr. Switz is the Audit Committee financial expert as defined under applicable SEC rules and is also deemed to be a financially sophisticated Audit Committee member under applicable NASDAQ rules.  Upon the resignation of Mr. Switz, the individual elected by the Board to fill the vacancy shall be appointed to the Audit Committee.  Such individual shall be a financial expert as defined under applicable SEC rules and shall also be deemed to be a financially sophisticated Audit Committee member under applicable NASDAQ rules.  The Board of Directors adopted and has approved a written charter for the Audit Committee.  This Committee held six meetings in 2005.

The Compensation Committee consists of Messrs. Holdrege, Bosacker, Jacobson and Kirklin and Ms. Craig.  The Compensation Committee is responsible for compensation for executive officers and directors.  The Compensation Committee makes recommendations to the Board regarding compensation for top management of HickoryTech. This committee held seven meetings in 2005.

The Corporate Development Committee consists of Messrs. Alton, Holdrege, Jacobson, Kearney and Kirklin.  The Corporate Development Committee investigates potential expansion and new market opportunities for HickoryTech. This committee held six meetings in 2005.

The Governance/Nominating Committee, consisting of Messrs. Kirklin, Bosacker, Bracke and Kearney and Ms. Craig, held five meetings in 2005. This Committee’s objective is to maintain a strong Board for HickoryTech and to make recommendations on Board committee assignments and candidates for directorship.

The Finance Committee, consisting of Messrs. Jacobson, Alton, Bracke, and Kearney, has an objective to support management in reviewing operational financial processes and ensuring the maximization of the financial resources of HickoryTech.  The Finance Committee held two meetings in 2005.

Each director attended at least 75% of the Board meetings and meetings for the committees on which they serve, with the exception of Robert Switz who attended 70% of the Board Meetings.  Each director is expected to make a reasonable effort to attend all Board and committee meetings and the Annual Meeting.  All of the directors except for Robert Switz attended the 2005 Annual Meeting.

NOMINATIONS

The Governance/Nominating Committee, composed entirely of directors who qualify as independent under applicable NASDAQ rules, is the standing Committee responsible for determining the slate of director nominees for election by shareholders, which the Committee recommends for consideration by the Board.  They have adopted a written Governance/Nominating Committee Charter, a copy of which can be found on the Company’s website, www.HickoryTech.com.  Any director elected to fill a vacancy shall have the same remaining term as that of such director’s predecessor.  Vacancies on the Board of Directors resulting from the death, resignation, removal or disqualification of the director may be filled by the affirmative vote of a majority of the remaining members of the Board of Directors.

The Governance/Nominating Committee determines the required selection criteria and qualifications of director nominees based upon the needs of HickoryTech at the time nominees are considered.  A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties with loyalty and care.  Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibility within their chosen fields, and have the ability to grasp complex principles of business, finance and communications technologies quickly.  In general, candidates will be preferred who hold an established executive level position in business, finance, strategic planning or telecommunications.  The Governance/Nominating Committee will consider these criteria for nominees identified by the Committee, by shareholders, or through some other source.  When current Board members are considered for nomination for re-election, the Governance/Nominating Committee also takes into consideration their prior HickoryTech Board contributions, performance and meeting attendance records.  The Governance/Nominating Committee may use paid third parties to help identify nominees, to conduct appropriate background checks and to verify credentials of nominees.

The Governance/Nominating Committee will consider qualified candidates submitted by HickoryTech shareholders for possible nomination.  Shareholders wishing to make such a submission may do so by sending the following information to the Governance/Nominating Committee c/o Corporate Secretary at the address listed in the following section, “Shareholder Communications With Board”:  (1) name of the candidate, a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder, including the number of shares currently held.

The Governance/Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information.  This information is evaluated against the criteria set forth above and the specific needs of HickoryTech at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of HickoryTech may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates.  On the basis of information learned during this process, the Governance/Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next Annual Meeting.  The Governance/Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Governance/Nominating Committee by any shareholder beneficially owning more than five percent of HickoryTech common stock in connection with the Annual Meeting to be held in 2006.  Any shareholders desiring to present nominations for consideration by the Governance/Nominating Committee prior to the Annual Meeting held in 2007 must do so by November 9, 2006, in order to provide adequate time to duly consider the nominee and comply with our Bylaws.

SHAREHOLDER COMMUNICATIONS WITH BOARD

The Board of Directors has implemented a process by which our shareholders may send written communications to the Board’s attention.  Any shareholder desiring to communicate with our Board, or one or more of our directors, may send a letter addressed to the HickoryTech Board of Directors c/o HickoryTech Corporate Secretary, David A. Christensen, HickoryTech Corporation, 221 East Hickory Street, P.O. Box 3248, Mankato, Minnesota 56002-3248.  The Corporate Secretary has been instructed by the Board to promptly forward all communications so received to the full Board or the individual Board member(s) specifically addressed in the communication.

SECURITY OWNERSHIP OF MANAGEMENT

Directors, nominees and the Executive Officers of HickoryTech named under “Summary Compensation Table” own the following shares of common stock of HickoryTech as of February 28, 2006:

Name of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership(a)		Common Stock

Robert D. Alton, Jr.	90,448		*
Lyle T. Bosacker	425,728	(c)(f)	3.1%
James W. Bracke	6,926	(f)	*
Myrita P. Craig	27,183	(f)	*
John E. Duffy	45,028	(f)	*
James H. Holdrege	31,484	(f)	*
Lyle G. Jacobson	59,098	(d)(f)	*
R. Wynn Kearney, Jr.	147,996	(e)(f)	1.1%
Starr J. Kirklin	30,386	(f)	*
Robert E. Switz	21,484	(f)	*
Jon L. Anderson	39,273	(b)(f)	*
David A. Christensen	101,756	(b)(f)	*
John W. Finke	75,965	(b)(f)	*
Lane C. Nordquist	42,079	(b)(f)	*

All of the above and other executive officers as a group (15 persons)	1,218,484	(g)	8.9%

* Less than 1%

(a)          Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the common stock owned by them.

(b)         Includes shares held in a trust under the long-term portion of HickoryTech’s Executive Incentive Plan as follows: Mr. Anderson, 13,678; Mr. Christensen, 20,490; Mr. Finke, 9,037; and Mr. Nordquist, 4,319.

(c)          Includes 263,253 shares held by Mr. Bosacker’s spouse.

(d)         Includes 19,764 shares held by Mr. Jacobson’s spouse.

(e)          Includes 45,000 shares held in a profit sharing trust and 12,783 shares held in a family foundation.

(f)            Includes shares which may be acquired within 60 days after February 28, 2006 through the exercise of stock options as follows:  Mr. Bosacker, 26,000; Mr. Bracke, 5,000; Ms. Craig, 23,000; Mr. Duffy, 40,001; Mr. Holdrege, 20,000; Mr. Jacobson, 26,000; Mr. Kearney, 26,000; Mr. Kirklin, 26,000; Mr. Switz, 19,000; Mr. Anderson, 25,334; Mr. Christensen, 56,567; Mr. Finke, 58,834; and Mr. Nordquist, 33,001.

(g)         Includes (i) 53,902 shares held in a trust for the benefit of executive officers pursuant to the long-term portion of HickoryTech’s Executive Incentive Plan; (ii) 45,000 shares held in a profit sharing trust; (iii) 12,783 shares held in a family foundation and (iv) 440,371 shares which may be acquired within 60 days after February 28, 2006, through the exercise of stock options.

OTHER EXECUTIVE OFFICERS

In addition to Mr. Duffy, the executive officers of HickoryTech are as follows:

JON L. ANDERSON, age 53, has served as a Vice President of HickoryTech since 1995.  Mr. Anderson has also served as President of HickoryTech Enterprise Solutions since 1994, and was its Vice President and General Manager from 1991 to 1994.

DAVID A. CHRISTENSEN, age 53, has served as Senior Vice President since 2005, Secretary of HickoryTech since 1993, Chief Financial Officer of HickoryTech since 1989, and Treasurer since 1986.  He served as Vice President of HickoryTech from 1989 to 2005.

JOHN W. FINKE, age 43, has served as Chief Operating Officer and Executive Vice President of HickoryTech since 2005.  He served as Vice President of HickoryTech from 1999 to 2005, as the President of HickoryTech’s Telecom Division from 2003 to 2005, as President of HickoryTech’s Network Design & Operations Division from 2000 to 2003, and as President of HickoryTech’s Telephone Operations from 1999 to 2000.  He also served as Director of Engineering and Operations for Mankato Citizens Telephone Company, a subsidiary of HickoryTech, from 1997 to 1999 and the Director of Engineering of that company from 1996 to 1997.   Prior to joining HickoryTech, Mr. Finke was Area Manager of Customer Operations for GTE Telephone Operations from 1994 to 1996.  GTE was a provider of telecommunications services.

MARY T. JACOBS, age 48, has served as a Vice President of HickoryTech since 1996, as HickoryTech’s Vice President of Human Resources since 1998, and as HickoryTech’s Director of Human Resources from 1993 to 1998.

LANE C. NORDQUIST, age 55, has served as a Vice President of HickoryTech and as the President of HickoryTech’s Information Solutions Division since 2000.  Prior to joining HickoryTech, Mr. Nordquist worked for Select Comfort Corporation from 1996 to 2000 as its Vice President and Chief Information Officer.  Select Comfort Corporation is a bedding manufacturer.

There are no present family relationships between the executive officers, nor between the executive officers and the directors.

BENEFICIAL OWNERS OF COMMON STOCK

The only shareholder known to HickoryTech to be the beneficial owner of more than five percent of HickoryTech’s common stock as of February 28, 2006 is as follows:

Name and Address of	Amount and Nature of		Percent of
Beneficial Owner	Beneficial Ownership		Common Stock

Fenimore Asset Management, Inc.	948,973	(a)	7.23%
384 N. Grand Street
Box 310
Cobleskill, NY 12043

(a) Based solely on a 13G report filed with the SEC on January 13, 2006, by Fenimore Asset Management, Inc. and Thomas O. Putnam, reporting sole voting and dispositive power with respect to 948,973 shares of HickoryTech’s common stock held by Fenimore and shared voting and dispositive power with respect to 948,973 shares of HickoryTech’s common stock held by Putnam.

SUMMARY COMPENSATION TABLE

The cash and non-cash compensation for each of the last three fiscal years paid or accrued to the Chief Executive Officer and each of the other four most highly compensated executive officers of HickoryTech in 2005 is set forth below.

	Annual Compensation(1)					Long Term Compensation
						Award	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Other Annual Compensation ($)		Securities Underlying Options (#)	LTIP Payouts	All Other Compensation ($)(4)

JOHN E. DUFFY	2005	$220,000	$76,646	$0		25,000	$0	$12,486
President and	2004	$210,000	$0	$50,270	(3)	25,000	$0	$12,040
Chief Executive Officer	2003	$200,000	$0	$0		15,000	$0	$9,255

JON L. ANDERSON	2005	$146,000	$40,276	$0		0	$0	$8,678
Corporate Vice President	2004	$146,000	$0	$0		5,000	$0	$8,667
and President of	2003	$146,000	$0	$0		5,000	$0	$8,686
Enterprise Solutions

DAVID A. CHRISTENSEN	2005	$155,670	$40,675	$12,500	(5)	5,000	$0	$11,180
Senior Vice President,	2004	$150,406	$0	$27,000	(3)	9,000	$0	$9,065
Chief Financial Officer,	2003	$145,320	$0	$0		5,000	$0	$8,711
Secretary & Treasurer

JOHN W. FINKE	2005	$190,045	$77,057	$5,000	(5)	15,000	$0	$12,187
Executive Vice President,	2004	$175,760	$0	$48,250	(3)	12,500	$0	$10,154
Chief Operating Officer	2003	$169,000	$0	$0		5,000	$0	$10,121

LANE C. NORDQUIST	2005	$154,888	$25,761	$5,000	(5)	5,000	$0	$10,422
Corporate Vice President	2004	$149,650	$0	$19,800	(3)	5,000	$0	$8,742
and President of	2003	$146,000	$0	$0		5,000	$0	$8,802
Information Solutions

(1)          With respect to each executive listed in the above table, the aggregate amount of perquisites and other personal benefits received by such executive did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such executive.

(2)          HickoryTech has an Executive Incentive Plan whereby key executives may receive additional compensation based on pre-established annual performance goals of HickoryTech and its divisions.

(3)          Consists of a $50,270 one-time performance related payment to Mr. Duffy; a $27,000 one-time performance related payment to Mr. Christensen; a $48,250 one-time performance related payment to Mr. Finke; and a $19,800 one-time performance related payment to Mr. Nordquist.

(4)          Consists of employer contributions to HickoryTech’s 401(k) Plan.

(5)          Consists of a $7,500 one-time payment to Mr. Christensen related to his promotion to Senior Vice President of HickoryTech and a $5,000 one-time performance related payment; a $5,000 one-time performance related payment to Mr. Finke; and a $5,000 one-time performance related payment to Mr. Nordquist.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number
	Of Securities	% of Total		Potential Realizable Value At Assumed
	Underlying	Options		Annual Rates of Stock Price Appreciation
	Options	Granted To	Exercise	For Option Term ($)
	Granted	Employees In	Price	Expiration
Name	(#)(1)	Fiscal Year	($/Share)	Date	5%(2)		10%(2)

John E. Duffy	25,000	42%	$10.85	February 16, 2015		$167,000		$426,500
Jon L. Anderson	0	0%	N/A	N/A	$	N/A	$	N/A
David A. Christensen	5,000	8%	$10.85	February 16, 2015		$33,400		$85,300
John W. Finke	15,000	25%	$10.85	February 16, 2015		$100,200		$255,900
Lane C. Nordquist	5,000	8%	$10.85	February 16, 2015		$33,400		$85,300

(1)          The options were granted at the fair market value of the shares on February 16, 2005.  The options may be exercised for one-third of the shares after February 16, 2006, one-third of the shares after February 16, 2007, and one-third of the shares after February 16, 2008.  All options have ten-year terms, unless they expire sooner, on or following termination of employment with HickoryTech.  All options vest upon the occurrence of certain change in control and related events concerning HickoryTech.

(2)          The market price on February 16, 2005 was compounded at 5% and 10% over the ten-year term of the options.  The resulting stock price was reduced by the exercise price to determine the potential realizable gain at the assumed rates of appreciation. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC and do not represent HickoryTech’s estimate or projection of future common stock prices.  Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock and overall stock market conditions.

AGGREGATED OPTION AND

FISCAL YEAR-END OPTION VALUES

Name	Number of Securities Underlying Unexercised Options at Fiscal Year-End #		Value of Unexercised In-The-Money Options At Fiscal Year-End $
	Exercisable	Unexercisable (1)	Exercisable	Unexercisable (2)
John E. Duffy	40,001	24,999	$0	$0
Jon L. Anderson	25,334	1,666	$0	$0
David A. Christensen	56,567	6,333	$0	$0
John W. Finke	58,834	14,166	$0	$0
Lane C. Nordquist	33,001	4,999	$0	$0

(1)          All of the unexercisable options described above will vest upon the occurrence of certain change in control and related events concerning HickoryTech.

(2)          The value of unexercised options at December 31, 2005 is determined by multiplying the difference between the exercise prices of the options and the closing price of HickoryTech’s common stock on the NASDAQ National Market on December 31, 2005 ($7.89) by the number of shares underlying the options.  Stock options with an exercise price in excess of $7.89 have been valued at zero.

LONG TERM INCENTIVE PLAN

AWARDS IN LAST FISCAL YEAR

HickoryTech implemented a Stock Award Program (the “Program”) each year from 1993 to 2004 pursuant to the terms of HickoryTech’s 1993 Stock Award Plan, which was approved by the shareholders in 1993 and has since been amended.  In 2005, the Board approved a new Long-Term Executive Incentive Program which replaces the current Stock Award Program. Under the Program, the Compensation Committee establishes a range of shares that may be issued to the executives of HickoryTech contingent upon achievement of pre-approved strategic objectives to be achieved over a two- or three-year period. Awards granted under the Program are made in restricted shares, of which one-half vest 30 days after the date of grant and the remaining one-half vest on the first anniversary of the grant.  The following is a summary of awards under the Long-Term Executive Incentive Program initiated in 2005.

	Number of Shares, Units or Other Rights (#) (1) (2)	Performance or Other Period Until Maturation or Payout
			Estimated Future Payouts
			Under Non-Stock Price-Based Plans
Name			Threshold (3)	Target (3)	Maximum (3)

John E. Duffy	-0-	2005-2006	18,750	25,000	31,250

Jon L. Anderson	-0-	2005-2006	5,625	7,500	9,375

David A. Christensen	-0-	2005-2006	5,625	7,500	9,375

John W. Finke	-0-	2005-2006	7,500	10,000	12,500

Lane C. Nordquist	-0-	2005-2006	5,625	7,500	9,375

(1)          The numbers in this column represent the number of shares of common stock awarded to the named individual during fiscal year 2005 for the Program period running from January 1, 2005 to December 31, 2006. Grants are made at the end of the applicable performance period if, and to the extent that, pre-determined objectives are achieved.  No portion of this award is payable for less than Threshold performance as outlined in the table above, unless the Compensation Committee determines otherwise at its discretion.

(2)          No shares have been issued under the Program period running from January 1, 2005 to December 31, 2006.

(3)          There is a potential range of shares established for each participant under the Program.  The range has a separate threshold, target and maximum number of shares that can be awarded once the pre-established objectives have been achieved. No shares under the Program will be issued if pre-established strategic objectives are not achieved at the Threshold level as outlined in the table above unless the Compensation Committee determines otherwise at its discretion.

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS, SEVERANCE AGREEMENTS AND OTHER AGREEMENTS

HickoryTech has Change of Control Agreements with the following named executive officers: John E. Duffy, Jon L. Anderson, David A. Christensen, John W. Finke, and Lane C. Nordquist.  These agreements provide that if (1) within three years of a change in control of HickoryTech, the employment of any of the above-named officers is adversely affected and such officer terminates his employment with HickoryTech for a reason other than for cause, death or disability, or (2) within a thirty-day period following the first anniversary of a change in control of HickoryTech, any of the above-named officers terminates his employment with HickoryTech for any reason other than for cause, death or disability, such officer is entitled to a lump-sum payment.  Such lump-sum payment will be the relevant officer’s annual compensation multiplied by 2.99 in the case of Mr. Duffy, and multiplied by two in the cases of Messrs. Anderson, Christensen, Finke and Nordquist.  Under these agreements, annual compensation is defined as the highest annual compensation during the five-year period prior to the executive’s termination, including base salary, bonuses under the Executive Incentive Plan, annual Supplemental Retirement Plan contributions, stock grants under the Stock Award Program and any other incentive payments except for stock options.

SUPPLEMENTAL RETIREMENT PLAN BENEFITS

HickoryTech has a Supplemental Retirement Agreement with Mr. Christensen.  The Supplemental Retirement Plan was frozen in 1994.  The funds in the Plan accrue interest each year.  Mr. Christensen will be eligible for benefits under the Plan when he reaches age 65, is disabled or dies, whichever comes first.  Mr. Christensen would have been entitled to $190,417 if he had retired as of December 31, 2005.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The compensation program for executives is the responsibility of the Compensation Committee of the Board of Directors (the “Committee”). In 2005, the Committee was composed of five outside directors, Messrs. Holdrege, Bosacker, Jacobson and Kirklin, and Ms. Craig.  Mr. Holdrege is Chair of this Committee.

The Board of Directors has established the following ongoing principles and objectives for HickoryTech’s executive compensation program:

1. Provide compensation opportunities that will attract, motivate and retain highly qualified managers and executives.

2. Link executives’ total compensation to HickoryTech’s financial performance and individual job performance.

3. Provide a balance between incentives focused on achievement of annual objectives and longer-term incentives linked to increases in earnings and shareholder value.

The following discussion describes HickoryTech’s approach to executive compensation.  The committee retains the right to consider factors other than those set forth below in setting executive compensation levels for individual officers.

There are three elements to the compensation plan: annual base salary, cash bonuses under the executive incentive plan (“Executive Incentive Plan”), and longer-term incentives under a stock award program.

When setting annual base salaries and making awards under any of the incentive plans, the Compensation Committee considers company performance and compensation levels of comparable companies with a goal of remaining reasonably competitive with comparable companies.

The Executive Incentive Plan rewards an executive with a cash bonus for attainment of annually established financial objectives. The financial objectives are based on a combination of revenues and earnings.  Prior to 2003, in addition to a cash bonus, each executive received a performance award equal to one-half of the cash bonus.  This award was credited to a stock account used to acquire common stock of HickoryTech, which is held in a trust.  The account is credited with additional shares equal to the dividends on the shares held in the account.

The 1993 Stock Award Plan allows HickoryTech to issue restricted shares, unrestricted shares, and non-qualified stock options to executives of HickoryTech through a Stock Award Program.  Until February 2005, the Stock Award Program had two components:  a Stock Option Program which provided grants of options to purchase common stock, and a Long-Term Stock Award Program which provided for grants of shares if pre-established long-term objectives were obtained.  The Stock Option Program provided for the issuance of stock options to six current executives of HickoryTech.  The stock options vest over a three-year period and must be exercised within ten years of their issuance.

In February 2005, the Board approved a new Stock Award Program which replaced the Stock Option and Long-Term Stock Award Programs.  The new Program, the Long-Term Executive Incentive Program, provides for grants of restricted shares to be awarded if pre-established strategic objectives are obtained.  These strategic objectives are to be achieved over a two- or three-year period called a performance period.  If the objectives are not obtained, no award will be granted.  One half of any award granted under the Program will be vested in 30 days after grant and an additional one-half will be vested one year after grant.  This Program became effective in 2005, with the first potential payout being granted after the conclusion of the performance period, which ends on December 31, 2006.

The Committee applied the above-described principles and objectives in determining the compensation of Mr. Duffy, the Chief Executive Officer of HickoryTech.  In 2005, Mr. Duffy received an adjustment to his base salary, a one-time payment of $50,270 related to 2004 performance and 25,000 stock options.  In 2006, Mr. Duffy received a $76,646 bonus related to 2005 performance and no adjustment to his base salary.  As referenced above, there were no awards paid under the long-term plan associated with results for either 2004 or 2005.  The Committee reviewed Mr. Duffy’s total compensation in relationship to the competitive market, as well as to the performance of HickoryTech, and the Committee specifically considered individual performance as well as the results of HickoryTech compared to targeted financial objectives, shareholder value and the growth rate of operations in determining compensation treatment.

COMPENSATION COMMITTEE
James H. Holdrege	Lyle G. Jacobson
Lyle T. Bosacker	Starr J. Kirklin
Myrita P. Craig

FIVE-YEAR SHAREHOLDER RETURN

PERFORMANCE PRESENTATION

The following table compares the cumulative total shareholder return on the common stock of HickoryTech for the last five fiscal years with the cumulative total return on the Russell 2000 Index and the NASDAQ Telecommunications Index.  “Total shareholder return” assumes the investment of $100 in HickoryTech’s common stock, the Russell 2000 Index and the NASDAQ Telecommunications Index on December 31, 2000 and reinvestment of all dividends.

Total Return To Shareholders

(Includes reinvestment of dividends)

ANNUAL RETURN PERCENTAGE

		Years Ending
Company / Index		Dec ‘01	Dec ‘02	Dec ‘03	Dec ‘04	Dec ‘05
HICKORYTECH CORPORATION		-15.02	-41.87	25.66	-3.11	-22.19
RUSSELL 2000 INDEX		2.49	-20.48	47.25	18.33	4.55
NASDAQ TELECOMMUNICATIONS INDEX		-33.46	-53.97	66.31	6.63	-4.97

INDEXED RETURNS

	Base
	Period	Years Ending
Company / Index	Dec ‘00	Dec ‘01	Dec ‘02	Dec ‘03	Dec ‘04	Dec ‘05
HICKORYTECH CORPORATION	100	84.98	49.40	62.08	60.14	46.80
RUSSELL 2000 INDEX	100	102.49	81.49	120.00	142.00	148.46
NASDAQ TELECOMMUNICATIONS INDEX	100	66.54	30.63	50.94	54.32	51.61

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for overseeing management’s financial reporting practices and internal controls, and for audit functions. The Audit Committee is composed of four outside, independent directors, all of whom meet the independence requirements of applicable SEC rules and regulations and NASDAQ listing requirements.  Mr. Switz is the Audit Committee financial expert as defined under applicable SEC rules and is also deemed to be a financially sophisticated Audit Committee member under applicable NASDAQ rules.  The Audit Committee acts under a written charter that was first adopted and approved by the Board of Directors on April 27, 2000, and was amended February 16, 2004.

In connection with our consolidated financial statements for the fiscal year ended December 31, 2005, the Audit Committee has:

•                  Reviewed and discussed the audited financial statements with management and with representatives of PricewaterhouseCoopers LLP, our independent auditors;

•                  Discussed with our independent auditors the matters required to be discussed by Statement On Auditing Standards No. 61, as amended (Communications with Audit Committees); and

•                  Received from our independent auditors the written disclosures regarding PricewaterhouseCoopers LLP’s independence as required by Independence Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with representatives of PricewaterhouseCoopers LLP their independence, including the compatibility of non-audit services with the auditors’ independence.

Based on these actions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC.

AUDIT COMMITTEE
James W. Bracke	James H. Holdrege
Myrita P. Craig	Robert E. Switz

INDEPENDENT AUDITORS AND PAYMENT OF FEES TO AUDITORS

The firm PricewaterhouseCoopers LLP, Minneapolis, Minnesota, independent auditors, audited the financial statements of HickoryTech for the fiscal year ended December 31, 2005, and has been HickoryTech’s independent auditor since 1998.  A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions with respect to that firm’s audit.

The aggregate fees billed to HickoryTech for fiscal years 2005 and 2004 by PricewaterhouseCoopers LLP, HickoryTech’s independent auditors, are as follows:

	Fiscal 2005	Fiscal 2004
Audit Fees	$611,174	$450,333
Audit Related Fees	$77,557	$70,981
Tax Fees	$7,000	$144,000
All Other Fees	$339,325	$-0-
TOTAL FEES	$1,035,056	$665,314

Audit Fees include audit of HickoryTech’s financial statements for the fiscal year ended December 31, 2005 and 2004, and reviews of HickoryTech’s financial statements included in HickoryTech’s quarterly reports on Form 10-Q during the last fiscal year.  Audit Fees for fiscal 2005 and 2004 also include work associated with testing required under section 404 of the Sarbanes-Oxley Act of 2002.  Audit Related Fees include specific review of controls under SAS 70.  Tax Fees for fiscal 2004 include technical consultations primarily pertaining to Minnesota sales tax.  For 2005, $339,325 in “All Other Fees” relates to reimbursement paid to Allete, Inc. (“Allete”) in 2005 for their engagement of PricewatehouseCoopers LLP, its independent auditors, to audit the Allete subsidiary, Enventis Telecom, Inc. (“Enventis”), before it was acquired by HickoryTech.  HickoryTech received the benefit of the Enventis audit although Allete contracted with the auditor.  The audit was required as this was considered to be a significant acquisition which required the 2004 financial statements of Enventis to be audited and filed with the SEC.

In 2003, the Audit Committee adopted policies and procedures requiring pre-approval for audit and non-audit services that would be provided by HickoryTech’s independent auditors, and PricewaterhouseCoopers LLP’s engagement has been made pursuant to such policies and procedures.  The Audit Committee approved all services performed by PricewaterhouseCoopers LLP during fiscal years 2005 and 2004.

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers, directors and persons who beneficially own more than 10% of HickoryTech’s common stock to file reports of ownership and reports of changes in ownership with the SEC and to furnish HickoryTech with copies of such reports.  To HickoryTech’s knowledge, based solely on review of the copies of such reports furnished to HickoryTech, for the fiscal year ended December 31, 2005 all Section 16(a) filing requirements were satisfied except the following.  The Form 4 Statement of Changes in Beneficial Ownership filings for 121 additional shares of direct ownership of Robert D. Alton; 361 additional shares of direct ownership of Lyle T. Bosacker; 121 additional shares of direct ownership of James W. Bracke; 121 additional shares of direct ownership of Myrita P. Craig; 121 additional shares of direct ownership of James H. Holdrege; 361 additional shares of direct ownership of Lyle G. Jacobson; 121 additional shares of direct ownership of R. Wynn Kearney: 121 additional shares of direct ownership of Starr J. Kirklin; and 121 additional shares of direct ownership of Robert E. Switz were filed ten days late on April 19, 2005.

METHOD AND EXPENSES OF SOLICITATION

The cost of soliciting proxies, including the cost of preparing and mailing the Notice of Annual Meeting and this proxy statement, will be paid by HickoryTech.  HickoryTech may also reimburse brokers, banks and others holding shares in their names that are beneficially owned by others for the cost of forwarding proxy materials and obtaining proxies from their principals.  In addition to solicitation by mail, officers or regular employees of HickoryTech may solicit proxies by personal interview, mail, telephone and other appropriate communication methods. They do not, however, receive additional compensation for soliciting shareholder proxies.

PROPOSALS OF SHAREHOLDERS

Proposals submitted by shareholders must be received by HickoryTech no later than November 9, 2006 for inclusion in the proxy materials for the next Annual Meeting proposed to be held in April 2007. The Bylaws of HickoryTech provide that for shareholders to properly bring a proposal before a regular meeting of the shareholders, the shareholders must submit a written notice to the Secretary of HickoryTech. The written notice must set forth: (1) the names and addresses of the shareholders; (2) the class and number of shares owned by the shareholders; (3) a brief description and the reasons for the proposal; and (4) any material interest of the shareholders in the proposal.  Proposals submitted by shareholders must also comply with all applicable rules and regulations of the SEC.  This notice must be received by HickoryTech no later than November 9, 2006.

AVAILABILITY OF FORM 10-K

Shareholders may obtain a copy of HickoryTech’s Form 10-K for the 2005 fiscal year, free of charge, by a written request to HickoryTech’s executive offices directed to:

David A. Christensen, Secretary

HickoryTech Corporation

221 East Hickory Street, P.O. Box 3248

Mankato, Minnesota 56002-3248

OTHER MATTERS

Management does not know of other matters that may come before the Annual Meeting.  However, if any other matters properly come before the meeting, it is the intention of the persons designated as proxies to vote in accordance with their best judgment on such matters.

BY THE ORDER OF THE BOARD OF DIRECTORS HICKORYTECH CORPORATION

Starr J. Kirklin – Board Chair Mankato, Minnesota

221 East Hickory Street

P.O. Box 3248

Mankato, MN 56002-3248

ANNUAL MEETING OF SHAREHOLDERS

Monday, April 24, 2006

2:00 p.m.

Mankato Civic Center

1 Civic Center Plaza

Mankato, Minnesota 56001

------------------------------------------------------------------------------------------------------------------------------------------------------------------

HickoryTech Corporation 221 East Hickory Street P.O. Box 3248 Mankato, Minnesota 56002-3248	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2006.

The shares of stock you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted ‘‘FOR’’ Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Starr J. Kirklin and John E. Duffy, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments thereof. Please vote, sign and date on the reverse side. Or, take advantage of the option to vote by telephone or Internet. To vote by phone or Internet, please follow the instructions on the reverse side.

Thank you.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 21, 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/htco/ — QUICK *** EASY *** IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 21, 2006.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple online instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to HickoryTech Corporation, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

   Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.	Election of directors:	01	Lyle T. Bosacker	03	John E. Duffy	☐	Vote FOR	☐	Vote WITHHELD
		02	Myrita P. Craig				all nominees		from all nominees
(except as marked)

Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.

2.	Approval to change the maximum age at which a director can stand for election from age 70 to 72.					☐	For ☐	Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSAL. PLEASE SIGN AND RETURN PROMPTLY. THANK YOU.

Address Change? Mark Box ☐ Indicate changes below:						Dated _____________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.